UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 21, 2017

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2017, Epizyme, Inc. (the “Company”) appointed Suzanne Fleming as Senior Vice President, Finance, and Treasurer of the Company. In such capacities, Ms. Fleming will assume the role of principal accounting officer of the Company.

From October 2014 to September 2017, Ms. Fleming (age 56) served as Vice President, Finance for Foundation Medicine, Inc., a molecular information company focused on cancer care, where she was responsible for accounting, financial reporting, and compliance. Prior to joining Foundation Medicine, Ms. Fleming spent over 25 years in a number of finance leadership roles where she also was responsible for accounting, financial reporting, and compliance, including Chief Accounting Officer for Aegerion Pharmaceuticals, Inc., a biopharmaceutical company focused on rare diseases, from August 2013 to October 2014, and Vice President, Finance for Aveo Oncology, Inc., a biopharmaceutical company focused on targeted therapeutics for oncology, from November 2005 to August 2013. Ms. Fleming received a Bachelor of Science in Business Administration from Stonehill College, and is a Certified Public Accountant.

Ms. Fleming has entered into an employment offer letter with the Company. Under the letter, Ms. Fleming’s annual base salary is $350,000 and her annual target bonus opportunity will be 35% of her annual base salary. Additionally, Ms. Fleming will receive a signing bonus of $75,000, payable as of September 20, 2017, the commencement date of Ms. Fleming’s employment (the “Commencement Date”), which must be repaid if Ms, Fleming resigns from the Company or her employment is terminated for Cause (as defined under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”) on or prior to the first anniversary of the Commencement Date. Ms. Fleming also will receive one-time payments on the following schedule: (i) $50,000 on March 1, 2018, (ii) $50,000 on September 1, 2018 and (iii) $45,000 on March 1, 2019, payable in the first regularly schedule payrolls after these dates. On the Commencement Date, Ms. Fleming was granted stock options to purchase 90,180 shares of common stock of the Company. This equity award vests as to 25% of the underlying shares on the first anniversary of the Commencement Date and as to an additional 2.0833% of the shares at the end of each successive month following the first anniversary of the Commencement Date until the fourth anniversary of such date. The stock options have an exercise price per share equal to the closing market price of the Company’s common stock on the Commencement Date.

Under the Company’s Severance Plan, if the Company terminates Ms. Fleming’s employment without cause (as defined in the Severance Plan), prior to or more than twelve months following a change in control (as defined in the Severance Plan), she will be entitled to receive her monthly base salary and medical benefits for six months following the date of such termination or, if the Company terminates Ms. Fleming’s employment without cause or she terminates her employment for good reason (as defined in the Severance Plan) within twelve months following a change in control, she will be entitled to receive her monthly base salary and medical benefits for nine months following the date of such termination and 75% of her target bonus, in either case subject to Ms. Fleming signing a severance agreement and release of claims.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, a copy of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2016 and is incorporated herein by reference.

Also in connection with Ms. Fleming’s appointment as principal accounting officer of the Company, Ms. Fleming will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333- 187982) filed with the SEC on April 26, 2013 and is incorporated herein by reference. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Ms. Fleming for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2017	EPIZYME, INC.

	By:	/s/ Robert B. Bazemore
Robert B. Bazemore
President and Chief Executive Officer